EXHIBIT 99.1

AMENDMENT NO. 1 TO AMENDED AND
RESTATED REVOLVING CREDIT AGREEMENT

          This AMENDMENT NO. 1 TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) dated as of March 15, 2003, is by and among ZALE CORPORATION, a Delaware corporation having its principal place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale”), ZALE DELAWARE, INC., a Delaware corporation having its principal place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale Delaware”), DDCC, INC., a Delaware corporation (“DDCC”), TXDC, L.P., a Texas limited partnership (“TXDC” and together with Zale, Zale Delaware and DDCC, the “Domestic Borrowers”), ZALE CANADA CO., a corporation organized under the laws of the province of Nova Scotia having its principal place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 (“Zale Canada” and together with the Domestic Borrowers, the “Borrowers”), FLEET NATIONAL BANK, a national banking association, and the other lending institutions from time to time parties hereto (collectively, the “Lenders”), FLEET NATIONAL BANK, as agent for itself and the Lenders (the “Agent”), CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank, as agent for itself and the Lenders, and BANK ONE, NA, as syndication agent for the Lenders.

          WHEREAS, the Borrowers, the Lenders and the Agent are parties to an Amended and Restated Revolving Credit Agreement, dated as of March 30, 2000 (as amended and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed, upon certain terms and conditions, to make loans and otherwise extend credit to the Borrowers;

          WHEREAS, the Borrowers, the Lenders and the Agent have agreed, on the terms and conditions set forth herein, to amend certain provisions of the Credit Agreement; and

          WHEREAS, capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

          §1.     Amendment to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by:

          (a)     deleting the definition of “Consolidated Net Income” in its entirety and substituting the following new definition in proper alphabetical order in lieu thereof:

“Consolidated Net Income. The consolidated net income (or loss) of Zale and its Subsidiaries, after deduction of all expenses, taxes and other charges, but excluding non-cash charges relating to any write-down of the book value of any assets of Zale or its Subsidiaries other than inventory, in each case determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary items of income or loss as determined in accordance with generally accepted accounting principles.”; and

          (b)      (i) deleting the reference to the words “for the fiscal year ended on the Balance Sheet Date” contained in clause (a)(i) of the definition of “generally accepted accounting principles” and substituting reference to the text “as of January 31, 2003” in lieu thereof and (ii) deleting the reference to the words “on the Balance Sheet Date” contained in clause (a)(ii) of the definition of “generally accepted accounting principles” and substituting reference to the text “as of January 31, 2003” in lieu thereof .

          §2.     Amendment to Section 7 of the Credit Agreement. Section 7 of the Credit Agreement is hereby amended with respect to each Lender that has executed and delivered this Amendment by deleting the pricing chart set forth in Section 7.14 in its entirety and substituting the following new pricing chart in lieu thereof:

	Consolidated
	EBITDA to		Eurodollar	Documentary
	Consolidated		Applicable	Letter of	Standby Letter
	Total Debt	Base Rate	Margin/	Credit	of Credit
	Service	Applicable	Acceptance	Applicable	Applicable	Commitment
Level	Ratio/Rated Debt	Margin	Rate	Margin	Margin	Fee Rate

1	≥3.5:1	0.00%	1.750%	0.75%	1.750%	0.500%
2	≥4.5:1	0.00%	1.500%	0.625%	1.500%	0.400%
3	≥6.0:1	0.00%	1.375%	0.50%	1.375%	0.375%
4	≥7.25:1 or	0.00%	1.250%	0.50%	1.250%	0.350%
	BBB- or Baa3
5	≥8.5:1 or	0.00%	1.125%	0.50%	1.125%	0.300%
	BBB or Baa2
6	≥10.0:1 or	0.00%	1.000%	0.45%	1.000%	0.300%
	BBB+ or Baa1
7	≥12.0:1 and	0.00%	0.875%	0.35%	0.875%	0.250%
	A- or A3

          §3.     Amendment to Section 11 of the Credit Agreement. Section 11 of the Credit Agreement is hereby amended by deleting Section 11.4 in its entirety and substituting the following new Section 11.4 in proper numerical order in lieu thereof:

“11.4. Distributions. The Borrowers will not, and will not permit any of the Designated Subsidiaries to, make any Distributions; provided, however, that so long as no Default or Event of Default shall exist and be continuing, and none would exist after giving effect thereto (a) the Designated Subsidiaries and Zale Canada may make Distributions to the Domestic Borrowers and the Domestic Borrowers may make Distributions to any other Domestic Borrower, (b) the Borrowers and the Designated Subsidiaries, or any of them, may make Distributions permitted pursuant to §11.3(s), and (c) the Borrowers and the Designated Subsidiaries may make Distributions in an aggregate amount during any fiscal quarter not to exceed (A) for the fiscal year of Zale ending prior to the first anniversary of the Closing Date, $60,000,000 (B) for the fiscal year of Zale ending after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, $60,000,000, (C) for the fiscal year of Zale ending after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, $80,000,000, (D) for the fiscal year of Zale ending after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, $130,000,000 and (E) for each fiscal year of Zale ending after the fourth anniversary of the Closing Date, $150,000,000; provided, further, that if the aggregate amount of Distributions made pursuant to this clause (c) during any fiscal year of Zale shall be less than the applicable permitted amount set forth in the foregoing proviso for such fiscal year, then up to $10,000,000 of such unutilized amount may be utilized in the next succeeding fiscal year (but not any other succeeding fiscal year).”

          §4.     Amendment to Section 12 of the Credit Agreement. Section 12 of the Credit Agreement is hereby amended by deleting Section 12.4 in its entirety and substituting the following new Section 12.4 in proper numerical order in lieu thereof:

“12.4. Consolidated Capital Expenditures.

The Borrowers will not make, or permit any Subsidiary of the Borrowers to make, Consolidated Capital Expenditures (excluding Consolidated Capital Expenditures incurred in connection with acquisitions of stock or assets permitted by §11.5.1 hereof) in any fiscal year covering the period set forth in the table below that, when added (without duplication) to the aggregate principal amount of Indebtedness incurred by the Borrowers and the Designated Subsidiaries in connection with the acquisition of personal property pursuant to §11.1(d) hereof during such fiscal year, exceed, in the aggregate, the amount set forth opposite such period in such table:

Fiscal Year:	Amount:

2000	$100,000,000
2001	$110,000,000
2002	$125,000,000
2003	$85,000,000
2004	$85,000,000
2005	$90,000,000

provided, however, that, if during any fiscal year the amount of Consolidated Capital Expenditures permitted for that fiscal year is not so utilized, up to $25,000,000 of such unutilized amount may be utilized in the next succeeding fiscal year but not in any subsequent fiscal year; provided, further, that in any fiscal year, any unutilized amounts carried forward from the immediately preceding fiscal year shall be available as permitted Consolidated Capital Expenditures first, prior to counting the actual Consolidated Capital Expenditures for such fiscal year against the permitted amount for such fiscal year.”

          §5.     Conditions to Effectiveness. The effectiveness of the amendments to the Credit Agreement herein provided shall be subject to the satisfaction of each of the following conditions precedent on or prior to March 25, 2003:

(a) Executed Documentation. This Amendment and such other documents and instruments as may be required by the Agent shall each have been duly executed and delivered by the Borrowers, the Agent and the Lenders and shall be in full force and effect and a copy thereof shall have been delivered to the Agent and each of the Lenders.

(b) Work Fee. The Borrowers hereby agree to pay to the Agent, for the pro rata account of each Lender that has executed and delivered this Amendment by 11:00 a.m. (Boston time) on March 19, 2003, a work fee in an amount equal to 7.5 basis points of such Lender’s aggregate commitment to make U.S. Loans and/or Canadian Loans, as the case may be, which fee shall be non-refundable and shall be fully-earned and payable on the date hereof.

(c) Corporate Authority; Consents. The Agent shall have received such evidence of corporate authority and officers’ certificates stating that there have been no changes (or certifying to such changes) in the bylaws or charter documents of each of the Borrowers and shall have received a certificate of incumbency with respect to each such Person. The Borrowers shall have obtained all consents and approvals of the boards of directors, shareholders, governmental entities and other applicable third parties necessary in connection with this Amendment and the transactions contemplated herein and shall have delivered copies of the same to the Agent.

(d) No Material Adverse Change. No material adverse change in, or event, condition or state of facts that could reasonably be expected to have a material adverse effect on, the business, properties, prospects, operations or condition (financial or otherwise) of any of the Borrowers or their Subsidiaries, taken as a whole, shall have occurred since the Balance Sheet Date.

(e) Payment of Fees and Expenses. The Borrowers shall have paid all reasonable professional and advisory fees, including, without limitation, the fees and disbursements of legal counsel for the Agent, in each case, to the extent that invoices for such fees and expenses have been rendered on or prior to the date hereof.

          §6.     Representations and Warranties. Each of the Borrowers hereby represents and warrants to the Agent as follows:

6.1 Representation and Warranties in the Credit Agreement. The representations and warranties of each Borrower contained in the Credit Agreement were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the date hereof except to the extent that such representations and warranties relate specifically to a prior date.

6.2 Ratification, Etc. Except as expressly amended hereby, the Credit Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement shall, together with this Amendment, be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

6.3 Authority, Etc. The execution and delivery by each Borrower of this Amendment and the performance by each Borrower of all of its respective agreements and obligations under the Credit Agreement, as amended hereby, are within such Borrower’s corporate authority and have been duly authorized by all necessary corporate action on the part of such Borrower.

6.4 Enforceability. This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of each Borrower, are enforceable against each Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          §7.     No Other Amendments. Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect.

          §8.     Execution in Counterparts. This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

          §9.     Miscellaneous. THIS AMENDMENT SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

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     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

The Borrowers:

ZALE CORPORATION

By:	/s/ Stephen C. Massanelli

Name: Stephen C. Massanelli
Title: Senior Vice President and Treasurer

ZALE DELAWARE, INC.

By:	/s/ Stephen C. Massanelli

Name: Stephen C. Massanelli
Title: Senior Vice President and Treasurer

ZALE CANADA CO.

By:	/s/ Stephen C. Massanelli

Name: Stephen C. Massanelli
Title: Senior Vice President and Treasurer

TXDC, L.P.

By:	Zale Delaware, Inc., its General Partner

By:	/s/ Stephen C. Massanelli

Name: Stephen C. Massanelli
Title: Senior Vice President and Treasurer

DDCC, INC.

By:	/s/ Stephen C. Massanelli

Name: Stephen C. Massanelli
Title: Treasurer

The Lenders:

FLEET NATIONAL BANK, in its individual capacity and as Agent

By:	/s/ Judith C.E. Kelly

Name: Judith C.E. Kelly
Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, in its individual capacity and as Canadian Agent

By:	/s/ M. Sanjeeva Senanayake

Name: Sanjeeva Senanayake
Title: CIBC World Markets Corp. As Agent

BANK ONE, NA, in its individual capacity and as Syndication Agent

By:	/s/ Steven P. Sullivan

Name: Steven P. Sullivan
Title: Director

WACHOVIA BANK, N.A.

By:	/s/ William F. Fox

Name: William F. Fox
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:	/s/ Brenda Trader

Name: Brenda Trader
Title: Banking Officer

THE BANK OF NEW YORK

By:	/s/ David C. Judge

Name: David C. Judge
Title: Senior Vice President

HIBERNIA NATIONAL BANK

By:	/s/ Laura K. Watts

Name: Laura K. Watts
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ C. Jaynelle A. Landy

Name: C. Jaynelle A. Landy
Title: Assistant Vice President

COMERICA BANK

By:	/s/ Carol S. Geraghty

Name: Carol S. Geraghty
Title: Vice President

CIBC, INC.

By:	/s/ Lindsay Gordon

Name: Lindsay Gordon
Title: Executive Director CIBC World Markets Corp. As Agent